Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group reports third quarter 2013 results

Growth in sales and solid earnings;
Ongoing strength in capital ratios

Carmel, Ind., October 28, 2013 - CNO Financial Group, Inc. (NYSE: CNO) today announced third quarter of 2013 net income of $283.0 million, or $1.23 per diluted share, and operating earnings (1) of $77.2 million, or 33 cents per diluted share. Third quarter net income was significantly impacted by various favorable tax items.
"Our solid, positive momentum continues at CNO, with our core businesses producing growth in sales, collected premium and operating earnings per share," CEO Ed Bonach said. "Investments in our business model and focusing on execution continue to result in profitable growth, increased efficiencies and capital generation. These strong business fundamentals, substantial cash flow and effective capital deployment continue to deliver shareholder value."

Third Quarter 2013 Highlights

•	Sales, as defined by total new annualized premium ("NAP") (2): $101.8 million, up 8% from 3Q12

•	Collected premium from our core operating segments (Bankers Life, Washington National and Colonial Penn): $809.6 million up 4% from 3Q12

•	Net income (loss) per diluted share: $1.23 compared to $(.02) in 3Q12

•	Net operating income (1) per diluted share: 33 cents compared to 11 cents in 3Q12

•	Net income was impacted by various favorable tax items totaling $206.7 million in 3Q13 and $143.0 million in 3Q12

•	Unrestricted cash and investments held by our holding company were $292 million at September 30, 2013

Nine-month 2013 Highlights

•	Sales, as defined by total NAP (2): $302.2 million, up 5% from the first nine months of 2012

•	Net income per diluted share of $1.59 compared to 45 cents in the first nine months of 2012

•	Net operating income (1) per diluted share: 83 cents compared to 45 cents in the first nine months of 2012

•
The consolidated statutory risk-based capital ratio increased 25 percentage points to 392% during the first nine months of 2013, reflecting statutory operating earnings of $296 million and dividend payments to the holding company of $202.5 million

-more-

CNO Financial (2)
October 28, 2013

Quarterly Segment Operating Results

	Three months ended
	September 30,
	2013	2012
	(Dollars in millions, except per share data)
EBIT (4):
Bankers Life	$86.3	$80.6
Washington National	28.1	33.9
Colonial Penn	(4.2)	(2.6)
Other CNO Business	6.1	(53.6)
EBIT from business segments	116.3	58.3
Corporate Operations, excluding corporate interest expense	9.4	(6.7)
EBIT	125.7	51.6
Corporate interest expense	(11.7)	(16.3)
Operating earnings before tax	114.0	35.3
Tax expense on operating income	36.8	9.7
Net operating income (1)	77.2	25.6
Net realized investment gains (losses) (net of related amortization and taxes)	(.1)	4.8
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	2.2	(2.0)
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests (net of taxes)	(3.0)	—
Loss on extinguishment of debt (net of taxes)	—	(176.4)
Net income (loss) before valuation allowance for deferred tax assets and other tax items	76.3	(148.0)
Valuation allowance for deferred tax assets and other tax items	206.7	143.0
Net income (loss)	$283.0	$(5.0)
Per diluted share:
Net operating income	$.33	$.11
Net realized investment gains (losses) (net of related amortization and taxes)	—	.02
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.01	(.01)
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests (net of taxes)	(.01)	—
Loss on extinguishment of debt (net of taxes)	—	(.76)
Valuation allowance for deferred tax assets and other tax items	.90	.62
Net income (loss)	$1.23	$(.02)

-more-

CNO Financial (3)
October 28, 2013

The following table summarizes the financial impact of significant items (as further described in the segment results below) on our 3Q13 net operating income (dollars in millions, except per share amounts):

	Three months ended
	September 30, 2013*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$86.3	$(5.7)	$80.6
Washington National	28.1	—	28.1
Colonial Penn	(4.2)	—	(4.2)
Other CNO Business	6.1	—	6.1
EBIT from business segments	116.3	(5.7)	110.6
Corporate Operations, excluding corporate interest expense	9.4	(9.8)	(.4)
EBIT (4)	125.7	(15.5)	110.2
Corporate interest expense	(11.7)	—	(11.7)
Operating earnings before tax	114.0	(15.5)	98.5
Tax expense on operating income	36.8	(5.6)	31.2
Net operating income	$77.2	$(9.9)	$67.3

Net operating income per diluted share	$.33	$(.04)	$.29

* See page 10 for the table of Net Operating Income Excluding Significant Items for the three months ended September 30, 2012.

Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. NAP in 3Q13 was $62.5 million, up 9 percent from 3Q12 with higher sales of life and supplemental health products being offset by lower sales of long-term care and Medicare supplement products. Sales of Medicare Advantage policies continued to grow, driving fee income of $2.9 million in 3Q13 compared to $1.8 million in 3Q12. Medicare Advantage policies are sold through our agency force for other providers in exchange for marketing fees. Bankers Life has opened 19 new sales offices in the first nine months of 2013, contributing to a 4 percent growth in average agent count.
Pre-tax operating earnings in 3Q13 compared to 3Q12 were up $5.7 million, or 7 percent. Earnings in 3Q13 reflected favorable reserve developments in the Medicare supplement block and increased earnings from our annuity business reflecting higher account values and low surrenders, partially offset by higher benefit ratios in the long-term care block due to higher persistency.
Pre-tax operating earnings in 3Q13 of $86.3 million included $5.7 million of favorable reserve developments in the Medicare supplement block.
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. NAP in 3Q13 was $23.9 million, up 12 percent from 3Q12 due to increased sales of supplemental health products stemming from agent recruiting and geographic expansion. Collected premiums, excluding premiums from the closed Medicare supplement block, were up 7 percent in 3Q13 compared to 3Q12, driven by strong sales and persistency.
-more-

CNO Financial (4)
October 28, 2013
Pre-tax operating earnings in 3Q13 compared to 3Q12 were down $5.8 million, or 17 percent. Third quarter results primarily reflect higher benefit ratios in the supplemental health insurance block due to decreased conversion and upgrade activity for certain policies approaching their return of premium maturity date. In addition, the 3Q12 benefit ratio reflected favorable claim experience.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. NAP in 3Q13 was $15.4 million, up 2 percent from 3Q12. These sales were in line with our expectations given the amount and timing of our advertising spend this quarter. Collected premiums were up 8 percent in 3Q13 compared to 3Q12, driven by growth in the block.
Pre-tax operating earnings in 3Q13 reflected higher marketing expenses as compared to 3Q12. In-force EBIT was $12.9 million, up 11 percent from 3Q12, reflecting the growth in the block.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We continue to expect this segment to report an EBIT (loss) of between $(5) million and $(10) million in 2013.
Other CNO Business consists of blocks of various insurance products that are no longer being actively marketed.
Results in 3Q13 reflected favorable mortality in this segment's life block and favorable claim experience in this segment's long-term care block.
Results in 3Q12 reflected: (i) a reduction in earnings of approximately $43 million primarily due to the impact of decreased projected future investment yield assumptions related to interest-sensitive insurance products; (ii) a $21 million charge relating to a tentative agreement regarding the material economic terms of a settlement of cases involving changes implemented in late 2011 to some non-guaranteed elements in certain policies sold by Conseco Life Insurance Company prior to its acquisition by our predecessor; and (iii) favorable mortality experience in this segment's life block.
The run-off nature of the business in this segment will often result in earnings that fluctuate between periods. We continue to expect this segment to report EBIT in the range of $5 million to $20 million for 2013.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Results in 3Q13 reflect the impact of higher interest rates on the values of liabilities for agent deferred compensation and former executive retirement annuities and favorable investment results.
Net expenses in 3Q13 were decreased by $9.8 million related to the impact of higher interest rates on the values of liabilities for agent deferred compensation and former executive retirement annuities, compared to an increase in expenses of $10 million in 3Q12 related to the impact of lower interest rates on the values of such liabilities.
Non-Operating Items
Net realized investment losses in 3Q13 were $.1 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $2.9 million recorded in earnings. Net realized investment gains in 3Q12 were $4.8 million (net of related amortization and taxes), including total other-than-temporary impairment losses of $23.1 million primarily related to two private company investments obtained through the commutation of an investment made by our predecessor in a guaranteed investment contract.
During 3Q13 and 3Q12, we recognized an increase (decrease) in earnings of $2.2 million and $(2.0) million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes. Such amounts reflect the changes in market interest rates used to determine the derivative's estimated fair value.

-more-

CNO Financial (5)
October 28, 2013

The results for 3Q12 include a $176.4 million loss on extinguishment of debt, net of income taxes, related to the completion of our recapitalization transactions.
Tax Items
Net income reflected various favorable tax items totaling $206.7 million in 3Q13 and $143.0 million in 3Q12.
Favorable tax items in both periods included a reduction to the deferred tax valuation allowance resulting from the impact of our higher levels of income on projected future taxable income used to determine recoverable net operating loss and capital loss carryforwards. Such reduction was $127.8 million in 3Q13 and $143.0 million in 3Q12.
In addition, favorable tax items in 3Q13 reflected a $71.8 million reduction in the deferred tax valuation allowance resulting from the previously announced settlement agreement with the IRS related to the classification of a portion of the cancellation of indebtedness income we recognized as a result of the bankruptcy of our predecessor; a $14.3 million tax benefit resulting from a change in the deductibility of a portion of the repurchase premium related to the repurchase of our 7.0% convertible debentures; partially offset by $7.2 million of unfavorable impacts from anticipated IRS audit adjustments related to their examination of our 2004 and 2008 through 2010 tax returns.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was 392% at September 30, 2013, reflecting 3Q13 consolidated statutory operating earnings of $81 million and the payment of dividends to the holding company of $64 million during the quarter and $202.5 million year-to-date. In addition, the risk-based capital ratio also benefited from a decline in required capital supporting the commercial mortgage loan portfolio.
During the third quarter of 2013, we repurchased $37.3 million of securities under our repurchase program. We repurchased 2.6 million common shares at an average cost of $14.43 per share. Total securities repurchased under the program year-to-date total $221.6 million. CNO anticipates repurchasing securities in the range of $250 million to $300 million during 2013.  As of September 30, 2013, we had 222.0 million shares outstanding and had authority to repurchase up to an additional $128.4 million of our common stock.
During 3Q2013, we also paid common stock dividends of $6.7 million.
Book value per diluted share, excluding accumulated other comprehensive income (loss) (5), increased to $18.24 from $16.21 at December 31, 2012.
Our debt-to-total capital ratio, excluding accumulated other comprehensive income (3) at September 30, 2013, was 17.3 percent, a decrease of 340 basis points from December 31, 2012. Unrestricted cash and investments held by our holding company were $292 million at September 30, 2013, compared to $294 million at December 31, 2012.
Conference Call
The Company will host a conference call to discuss results on October 29, 2013 at 11:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

- Tables Follow -

CNO Financial (6)
October 28, 2013
CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: September 30, 2013 - $22,097.2; December 31, 2012 - $21,626.8)	$23,497.7	$24,614.1
Equity securities at fair value (cost: September 30, 2013 - $252.7; December 31, 2012 - $167.1)	262.0	171.4
Mortgage loans	1,635.1	1,573.2
Policy loans	267.5	272.0
Trading securities	246.6	266.2
Investments held by variable interest entities	1,080.7	814.3
Other invested assets	330.6	248.1
Total investments	27,320.2	27,959.3
Cash and cash equivalents - unrestricted	376.7	582.5
Cash and cash equivalents held by variable interest entities	85.1	54.2
Accrued investment income	306.2	286.2
Present value of future profits	578.9	626.0
Deferred acquisition costs	846.0	629.7
Reinsurance receivables	2,822.4	2,927.7
Income tax assets, net	1,135.7	716.9
Assets held in separate accounts	13.3	14.9
Other assets	432.6	334.0
Total assets	$33,917.1	$34,131.4
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Interest-sensitive products	$12,781.1	$12,893.2
Traditional products	10,873.7	11,196.3
Claims payable and other policyholder funds	995.8	985.1
Liabilities related to separate accounts	13.3	14.9
Other liabilities	712.7	570.6
Investment borrowings	1,850.2	1,650.8
Borrowings related to variable interest entities	1,035.1	767.0
Notes payable – direct corporate obligations	868.6	1,004.2
Total liabilities	29,130.5	29,082.1
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: September 30, 2013 - 222,007,214; December 31, 2012 – 221,502,371)	2.2	2.2
Additional paid-in capital	4,121.3	4,174.7
Accumulated other comprehensive income	634.0	1,197.4
Retained earnings (accumulated deficit)	29.1	(325.0)
Total shareholders' equity	4,786.6	5,049.3
Total liabilities and shareholders' equity	$33,917.1	$34,131.4
-more-

CNO Financial (7)
October 28, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Insurance policy income	$686.1	$690.2	$2,068.6	$2,071.3
Net investment income:
General account assets	350.7	349.4	1,051.4	1,045.7
Policyholder and reinsurer accounts and other special-purpose portfolios	49.0	39.1	158.5	87.4
Realized investment gains (losses):
Net realized investment gains, excluding impairment losses	2.8	32.2	21.9	98.4
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(2.9)	(23.1)	(3.5)	(34.5)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	—	—	—
Net impairment losses recognized	(2.9)	(23.1)	(3.5)	(34.5)
Total realized gains (losses)	(.1)	9.1	18.4	63.9
Fee revenue and other income	8.1	5.2	21.0	13.6
Total revenues	1,093.8	1,093.0	3,317.9	3,281.9
Benefits and expenses:
Insurance policy benefits	702.2	745.7	2,129.5	2,124.4
Interest expense	25.8	29.2	80.0	86.7
Amortization	61.4	60.9	219.9	215.8
Loss on extinguishment of debt	—	198.5	65.4	199.2
Other operating costs and expenses	190.0	217.5	559.4	617.8
Total benefits and expenses	979.4	1,251.8	3,054.2	3,243.9
Income (loss) before income taxes	114.4	(158.8)	263.7	38.0
Income tax expense (benefit):
Tax expense (benefit) on period income	38.1	(10.8)	113.9	61.2
Valuation allowance for deferred tax assets and other tax items	(206.7)	(143.0)	(222.2)	(143.0)
Net income (loss)	$283.0	$(5.0)	$372.0	$119.8
Earnings per common share:
Basic:
Weighted average shares outstanding	222,876,000	231,481,000	221,819,000	236,555,000
Net income (loss)	$1.27	$(.02)	$1.68	$.51
Diluted:
Weighted average shares outstanding	229,347,000	231,481,000	234,569,000	292,983,000
Net income (loss)	$1.23	$(.02)	$1.59	$.45

-more-

CNO Financial (8)
October 28, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
EBIT FROM BUSINESS SEGMENTS
SUMMARIZED BY IN-FORCE AND NEW BUSINESS (6)
(Dollars in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
EBIT (4) from In-force and New Business
Bankers Life segment:
In-Force Business	$118.9	$110.1	$324.6	$309.8
New Business	(32.6)	(29.5)	(97.1)	(82.6)
Total	$86.3	$80.6	$227.5	$227.2

Washington National segment:
In-Force Business	$27.2	$36.3	$87.9	$97.9
New Business	.9	(2.4)	1.4	(5.4)
Total	$28.1	$33.9	$89.3	$92.5

Colonial Penn segment:
In-Force Business	$12.9	$11.6	$34.1	$29.5
New Business	(17.1)	(14.2)	(42.5)	(41.3)
Total	$(4.2)	$(2.6)	$(8.4)	$(11.8)

Other CNO Business segment:
In-Force Business	$6.1	$(53.6)	$12.3	$(54.0)
New Business	—	—	—	—
Total	$6.1	$(53.6)	$12.3	$(54.0)

Total Business segments:
In-Force Business	$165.1	$104.4	$458.9	$383.2
New Business	(48.8)	(46.1)	(138.2)	(129.3)
Total EBIT from business segments	$116.3	$58.3	$320.7	$253.9

-more-

CNO Financial (9)
October 28, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Nine months ended
	September 30,
	2013	2012
EBIT (4):
Bankers Life	$227.5	$227.2
Washington National	89.3	92.5
Colonial Penn	(8.4)	(11.8)
Other CNO Business	12.3	(54.0)
EBIT from business segments	320.7	253.9
Corporate Operations, excluding corporate interest expense	14.8	(17.6)
EBIT	335.5	236.3
Corporate interest expense	(39.9)	(50.4)
Operating earnings before tax	295.6	185.9
Tax expense on operating income	101.0	65.5
Net operating income (1)	194.6	120.4
Net realized investment gains (net of related amortization and taxes)	11.1	37.6
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	15.6	(4.4)
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests (net of taxes)	(7.5)	—
Loss on extinguishment of debt (net of taxes)	(64.0)	(176.8)
Net income (loss) before valuation allowance for deferred tax assets and other tax items	149.8	(23.2)
Valuation allowance for deferred tax assets and other tax items	222.2	143.0
Net income	$372.0	$119.8
Per diluted share:
Net operating income	$.83	$.45
Net realized investment gains (net of related amortization and taxes)	.05	.13
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.06	(.02)
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests (net of taxes)	(.03)	—
Loss on extinguishment of debt (net of taxes)	(.27)	(.60)
Valuation allowance for deferred tax assets and other tax items	.95	.49
Net income	$1.59	$.45
-more-

CNO Financial (10)
October 28, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING SIGNIFICANT ITEMS*
(Dollars in millions, except per share data)

	Three months ended
	September 30, 2012*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$80.6	$—	$80.6
Washington National	33.9	—	33.9
Colonial Penn	(2.6)	—	(2.6)
Other CNO Business	(53.6)	64.0	10.4
EBIT from business segments	58.3	64.0	122.3
Corporate Operations, excluding corporate interest expense	(6.7)	10.0	3.3
EBIT (4)	51.6	74.0	125.6
Corporate interest expense	(16.3)	—	(16.3)
Operating earnings before tax	35.3	74.0	109.3
Tax expense on operating income	9.7	29.7	39.4
Net operating income	$25.6	$44.3	$69.9

Net operating income per diluted share	$.11	$.15	$.26	**

* This table summarizes the financial impact of significant items (as described in the segment results section of this press release) on our 3Q12 net operating income.

** Net operating income per diluted share excluding significant items is calculated based on the weighted average diluted shares outstanding, including the dilutive effect of all common stock equivalents. Such common stock equivalents are dilutive in this calculation.

-more-

CNO Financial (11)
October 28, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	September 30,
	2013	2012
Bankers Life segment:
Medicare supplement	$182.0	$177.7
Long-term care	131.1	136.1
PDP and other health	—	12.9
Supplemental health	2.8	.6
Life	94.2	81.3
Annuity	190.2	171.7
Total	600.3	580.3
Washington National segment:
Supplemental health	122.7	114.5
Medicare supplement and other health	24.7	29.1
Life	3.3	3.0
Total	150.7	146.6
Colonial Penn segment:
Life	57.6	53.0
Supplemental health	1.0	1.2
Total	58.6	54.2
Other CNO Business segment:
Life	37.9	40.3
Annuity	1.4	.9
Other health	5.8	6.1
Total	45.1	47.3
Total collected premiums	$854.7	$828.4

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	September 30,
	2013	2012
Bankers Life segment:
Medicare supplement	$18.7	$19.3
Long-term care	6.2	7.2
Supplemental health	2.6	1.8
Life	23.5	18.9
Annuity	11.5	10.4
Total	62.5	57.6
Washington National segment:
Supplemental health	22.5	19.7
Medicare supplement	—	.2
Life	1.3	1.5
Annuity	.1	—
Total	23.9	21.4
Colonial Penn segment:
Life	15.4	15.1
Total	15.4	15.1
Total new annualized premiums	$101.8	$94.1
-more-

CNO Financial (12)
October 28, 2013

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	September 30,
	2013	2012
Bankers Life segment:
Medicare Supplement:
Earned premium	$191 million	$185 million
Benefit ratio (7)	67.0%	67.8%
PDP:
Earned premium	N/A	$11 million
Benefit ratio (7)	N/A	74.8%
Long-Term Care:
Earned premium	$133 million	$139 million
Benefit ratio (7)	128.4%	121.4%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	79.4%	74.7%
Washington National segment:
Medicare Supplement:
Earned premium	$25 million	$29 million
Benefit ratio (7)	64.3%	63.8%
Supplemental health:
Earned premium	$121 million	$114 million
Benefit ratio (7)	80.8%	74.2%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	54.3%	47.5%

-more-

CNO Financial (13)
October 28, 2013
NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) net realized investment gains or losses, net of related amortization and taxes; (ii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (iii) equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests, net of taxes; (iv) loss on extinguishment of debt, net of taxes; and (v) changes in the valuation allowance for deferred tax assets ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 9. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital were 15.4% and 16.6% at September 30, 2013 and December 31, 2012, respectively.

(4)
Management believes that an analysis of earnings before net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests, corporate interest expense, loss on extinguishment of debt and taxes ("EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 9.

(5)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options and warrants were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, warrants, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options and warrants (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $21.56 and $22.80 at September 30, 2013 and December 31, 2012, respectively.

(6)
Management believes that an analysis of EBIT, separated between in-force and new business provides increased clarity around the value drivers of our business, particularly since the new business results are significantly impacted by the rate of sales, mix of business and the distribution channel through which new sales are made. EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(7)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(8)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve

-more-

CNO Financial (14)
October 28, 2013

increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset. Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings, including our position that our 7.0% convertible senior debentures due 2016 will not be treated as stock for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and will not trigger an ownership change, will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof (including changes in principles related to accounting for deferred acquisition costs); (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xx) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxi) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; and (xxiii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

- # # # # -